EXHIBIT 4.2

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

This Amendment No. 1 to Rights Agreement (the “Amendment”), dated as of August 15, 2006, is made by and between Britton & Koontz Capital Corporation, a Mississippi corporation (the “Company”), and Britton & Koontz Bank, N.A., formerly known as “Britton & Koontz First National Bank” (the “Rights Agent”). Capitalized terms used herein without definition shall have the meanings ascribed to them in the Rights Agreement (as defined below).

WHEREAS, the Company and the Rights Agent are party to that certain Rights Agreement dated as of June 1, 1996 (the “Rights Agreement”), pursuant to which the Company issued one Right for each Common Share outstanding on the Record Date and for each Common Share issued between the Record Date and the earliest of the Distribution Date, the Redemption Date and the Final Expiration Date, each Right representing the right to purchase one Common Share, subject to adjustment, upon the terms and subject to the conditions set forth in the Rights Agreement;

WHEREAS, under the Rights Agreement, if not exercised, redeemed or exchanged earlier, the Rights will expire on the Final Expiration Date, which is September 1, 2006;

WHEREAS, the Company desires to extend the Final Expiration Date and to make certain other amendments to the Rights Agreement in accordance with Section 27 of the Rights Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which the parties hereby expressly acknowledge, the parties hereto agree as follows:

1. Amendments. The Rights Agreement (including, without limitation, Exhibit A and Exhibit B thereto) is hereby amended as follows:

(a) All references to “Britton & Koontz National Bank” and “Britton & Koontz First National Bank” are hereby amended to read “Britton & Koontz Bank, N.A.”.

(b) All references to “par value $10.00 per share” as the par value of one Common Share are hereby amended to read “par value $2.50 per share”.

(c) All references to “September 1, 2006” as the Final Expiration Date or the date on or before which a Right must be exercised are hereby amended to read “September 1, 2016”.

(d) All references to “$150.00” as the Purchase Price for each Common Share are hereby amended to read “$80.00”.

(e) Section 3(c) is hereby amended by deleting the first sentence of the legend set forth in such section in its entirety and substituting the following therefor:

This certificate also evidences and entitles the holder hereof to certain rights as set forth in a Rights Agreement between Britton & Koontz Capital Corporation and Britton & Koontz Bank, N.A., dated as of June 1, 1996, as amended by that certain Amendment No. 1 to Rights Agreement dated as of August 15, 2006 (as so amended, and as it may from time to time be further amended, restated, modified, supplemented, extended or renewed, the “Rights Agreement”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of Britton & Koontz Capital Corporation.

(f) Section 9 is hereby amended by inserting the following two paragraphs after the final paragraph of such section:

So long as the Common Shares issuable and deliverable upon the exercise of the Rights may be listed on any national securities exchange or included for quotation on any transaction reporting system, the Company shall use its best efforts to cause, from and after such time as the Rights become exercisable (but only to the extent that it is reasonably likely that the Rights will be exercised), all shares reserved for such issuance to be listed on such exchange or included for quotation on any such transaction reporting system upon official notice of issuance upon such exercise.

The Company shall, if necessary, (i) prepare and file, upon, or as soon as possible following, the Distribution Date, a registration statement under the Securities Act of 1933, as amended (the “Act”), with respect to the securities purchasable upon exercise of the Rights on an appropriate form, (ii) cause such registration statement to become effective as soon as possible after such filing, and (iii) cause such registration statement to remain effective (with a prospectus at all times meeting the requirements of the Act) until no longer required to do so under the Act with respect to securities purchasable upon exercise of the Rights. The Company will also take all such action as may be required or as is appropriate under the securities or blue sky laws of such jurisdictions as may be necessary or appropriate with respect to the securities purchasable upon exercise of the Rights. Notwithstanding any provision of this Agreement to the contrary, the Rights shall not be exercisable in any jurisdiction if the requisite qualification in such jurisdiction shall not have been obtained, the exercise thereof shall not be permitted under applicable law, or a registration statement shall not have been declared effective.

(g) Section 26 is hereby amended in the following respects:

(i) By deleting “W. Page Ogden” from the address for notices to or demands on the Company and substituting “President” therefor;

(ii) By deleting “Bazile R. Lanneau, Jr.” from the address for notices to or demands on the Rights Agent and substituting “President” therefor.

2. No Other Amendments. The Rights Agreement shall be deemed amended to the extent necessary to give effect to the foregoing. Except as amended hereby, the Rights Agreement shall remain in full force and effect. Nothing in this Amendment is intended to modify or affect in any way the rights and obligations of the parties arising under the Rights Agreement prior to the date hereof.

3. Effective Date. This Amendment shall be effective as of the date hereof.

4. Counterparts. This Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

5. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Mississippi and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

6. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

7. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

Attest:       BRITTON & KOONTZ CAPITAL CORPORATION

By:

/s/ Cliffie S. Anderson            /s/ W. Page Ogden
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Print Name: Cliffie S. Anderson      Name: W. Page Ogden
Title: Secretary      Title: President & CEO

Attest:       BRITTON & KOONTZ BANK, N.A.

By:

/s/ Annie K. Craft                /s/ Rosemary I. Hall
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Print Name: Annie K. Craft     Name: Rosemary I. Hall
Title: Administrative Assistant         Title: Trust Officer